Exhibit 10.13

First Commonwealth Financial Corporation

2007-2009 LONG-TERM CASH INCENTIVE PLAN

1.	Purpose; Effective Date

This 2007-2009 Long-Term Cash Incentive Plan (“the Plan”) of First Commonwealth Financial Corporation (the “Company”) is designed to enable the Company to attract and retain key employees of the Company and its subsidiaries and to align the interests of such key employees with those of shareholders by promoting and rewarding the achievement of long-range corporate performance goals. The Plan was approved by the Committee (as defined in Section 2) on April 10, 2007 and is effective as of January 1, 2007.

2.	Definitions

(a) “Actual Award” means the actual award (if any) payable to a Participant for the Performance Period.

(b) “Award” means, as the context requires, an Actual Award and/or a Target Award.

(c) “Award Agreement” means any written agreement, contract or other instrument or document (including through electronic medium) communicating a Target Award to a Participant.

(d) “Base Salary” means the base salary of a Participant as of the effective date of the Award Agreement; provided, however, that if a Participant is promoted or otherwise receives an increase in base salary during the Performance Period, the Committee may, in its sole discretion, prorate the Participant’s Base Salary for purposes of determining the Participant’s Target Award and Actual Award under this Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(g) “Committee” shall mean the Executive Compensation Committee or other independent committee of the Board referred to in Section 3 hereof.

(h) “Disinterested Director” shall mean a director who qualifies as an “outside director” for purposes of Section 162(m) of the Code.

(i) “Participant” shall mean an employee of the Company or any of its subsidiaries who is designated by the Committee.

(j) “Performance Goal” is defined in Section 5.

(k) “Performance Period” is defined in Section 5.

(l) “Target Award” means the award that would be paid to a Participant under the Plan assuming that the “Target” performance level is achieved for each Performance Goal. Each Target Award shall be expressed as a percentage of the Participant’s Base Salary. In the case of any employee who becomes a Participant during the Performance Period as a result of being hired or changing job positions the Target Award shall be prorated based on the portion of the Performance Period in which such person is a Participant.

(m) “Termination of Service” occurs when a Participant shall cease to serve as an employee of the Company, for any reason, whether voluntarily or involuntarily, by reason of death or disability, with or without cause, for good reason, or otherwise.

3.	Administration

(a) The Plan shall be administered by the Committee or such other committee of the Board that, in either case, is composed of not less than two Disinterested Directors, each of whom shall be appointed by and serve at the pleasure of the Board. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company.

(b) Any determinations made by the Committee in connection with the Plan shall be final and binding on the Company and subsidiaries and each Participant in the Plan. The Committee has full power to interpret, amend, modify, suspend, or terminate the Plan at any time and for any reason.

4.	Selection of Participants and Determination of Awards

(a) Selection of Participants. The Committee shall, in its sole discretion, determine those officers and other key employees of the Company and its subsidiaries who shall be Participants in the Plan.

(b) Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant.

(c) Award Agreements. Target Awards granted pursuant to the Plan shall be evidenced by an Award Agreement. Award Agreements need not be signed by the Participant and may be amended by the Committee at any time or from time to time without the consent of the Participant.

5.	Performance Goals

(a) Establishment of Performance Goals. All Participants will be evaluated based on the Company’s attainment of the performance goals set forth on Exhibit A (the “Performance Goals”) over the three-year period from January 1, 2007 through December 31, 2009 (the “Performance Period”). Each Participant may earn an Actual Award equal to, greater than, or less than his or her Target Award, subject to established “threshold,” “target,” and “superior” levels of corporate performance as described in Section 6 below.

(b) Weighting. Each Performance Goal is assigned a weighting, expressed as a percentage, as set forth on Exhibit A.

6.	Calculation and Payment of Actual Awards.

(a) Each Performance Goal shall be measured based on three possible levels of achievement: Threshold, Target and Maximum, and the Actual Award for that Performance Goal shall be determined as follows:

i.	Below Threshold. If the actual performance for a Performance Goal is less than the Threshold level, the Actual Award for that Performance Goal shall be $0.

ii.	Between Threshold and Target. If the actual performance for a Performance Goal is greater than or equal to the Threshold level but less than the Target level, the Actual Award for that Performance Goal shall be calculated by multiplying the Target Award by the product of (x) the percentage weighting for the Performance Goal multiplied by (y) the Applicable Percentage. As used in this clause (ii), the “Applicable Percentage” shall be an amount, expressed as a percentage, calculated as follows for each Performance Goal:

A.	Subtract the actual performance level for the Performance Goal from the Threshold level of performance for that Performance Goal and divide the difference by the Threshold level for the Performance Goal. The product shall be expressed as a positive decimal that is rounded to the nearest three decimal places.

B.	Multiply the amount derived from the formula in clause (A) above by 0.5 and add 0.5 to the resulting product. The resulting decimal, expressed as a percentage, shall be the “Applicable Percentage.”

iii.	Between Target and Superior. If the actual performance for a Performance Goal is greater than or equal to the Target level but less than the Superior level, the Actual Award for that Performance Goal shall be calculated by multiplying the Target Award by the product of (x) the percentage weighting for that Performance Goal multiplied by (y) the Applicable Percentage. As used in this clause (iii), the “Applicable Percentage” shall be an amount, expressed as a percentage, calculated as follows for each Performance Goal:

A.	Subtract the Target performance level for the Performance Goal from the actual level of performance for that Performance Goal and divide the difference by the excess of the Superior level over the Target level for the Performance Goal. The quotient shall be expressed as a decimal that is rounded to the nearest three decimal places.

B.	Multiply the amount derived from the formula in clause (A) above by 0.5 and add 1.0 to the resulting product. The resulting decimal, expressed as a percentage, shall be the “Applicable Percentage.”

iv.	At or Above Superior. If the actual performance for a Performance Goal equals or exceeds the Superior level, the Actual Award for that Performance Goal shall be calculated by multiplying the Target Award by the product of (x) the percentage weighting for the Performance Goal multiplied by (y) 150%.

(b) Awards will be paid to Participants as soon as practicable following the determination and certification of actual performance relative to Performance Goals (generally within 75 days of the end of the Performance Period). No amounts earned under the Plan will require additional criteria (e.g., the passage of time) to complete the earning process.

(c) Payment under the Plan is subject to compliance by the Participant with any written agreement between the Participant and the Company, including an employment agreement or any non-competition, non-solicitation or non-disclosure agreement. If the Participant breaches any such agreement, in addition to any other remedies that the Company may have under such agreement, the Participant shall immediately forfeit his/her right to receive any unpaid amounts earned under the Plan and repay any amounts previously paid under the Plan.

7.	Termination of Service

Upon Termination of Service of a Participant during the Performance Period for any reason, the participant will cease to be a participant in this Plan and will not be eligible for any bonus payment; provided, however, that in such circumstances, the Committee, in its discretion, may determine that the Participant will be entitled to receive a pro rata or other portion of the Award.

8.	Miscellaneous Provisions

(a) Claw-Back Rights. The Committee will, to the extent permitted by law, have the sole and absolute authority to make retroactive adjustments to any Awards paid to Participants where the payment was predicated upon the achievement of erroneous financial or strategic business results, or where the employee engaged in intentional misconduct that increased any employee’s Award. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by a Participant under the Plan.

(b) Regulatory Approvals. The Plan and any Award made hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.

(c) Limitation of Liability; Indemnification. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf or at the request of the Board or the Committee shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan. All members of the Board and the Committee, and each and any officer or employee of the Company acting on their behalf or at their request will, to the extent permitted by law, be fully indemnified and protected by the Company against any losses, liabilities, costs or damages that they may incur in respect of any such action, determination, or interpretation.

(d) Tax Withholding. The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.

(e) No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its subsidiaries shall not be deemed a Termination of Service.

(f) Participation. No employee or officer of the Company or any subsidiary shall have the right to be selected to receive an Award under this Plan, or, having been so selected, have the right to receive a future Award.

(g) Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any earned but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(h) Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 8(g). All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.

(i) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

(j) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(k) Governing Law. The Plan and all Awards shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, but without regard to its conflict of law provisions.

(l) Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.